FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): January 1, 2005


                      BRAVO! FOODS INTERNATIONAL CORP.
                      --------------------------------
        Exact name of registrant as specified in its amended charter)

          DELAWARE                    0-20539              62-1681831
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(State or Other Jurisdiction       (Commission           (IRS Employer
      of Incorporation)            File Number)      Identification Number)

     11300 US Highway 1, Suite 202, North Palm Beach, Florida 33408 USA
     ------------------------------------------------------------------
           (Address of Principal Executive Offices with Zip Code)


     Registrant's telephone number, including area code: (561) 625-1411

                               --------------

                               Not Applicable
        -------------------------------------------------------------
        (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 1.01 - Entry into a Material Definitive Agreement

Bravo! Foods International Corp. has signed a multi-year distribution agreement, effective January 1, 2006, with Jasper Products, L.L.C. of Joplin Missouri, one of three dairy processors in the United States that has approval of the United States Food and Drug Administration to produce aseptic shelf stable milk in bottles. Bravo! has contracted with Jasper, which has produced its flavored milks, including the Company's Slammers(r) line since 2001, for the continued production of Bravo!'s products through September 2010.

Under the terms of the agreement, the parties have agreed to annual volume commitments for the ordering and production of Bravo!'s various lines of shelf stable single serve flavored milk beverages. The scheduled production commitments with Jasper will be realized on a ramp up basis, commencing in April 2006, with the installation of additional processing equipment at Jasper's Joplin plant. These production commitments will satisfy the agreed upon supply obligation of Bravo! to Coca-Cola Enterprises, Inc. (CCE), under Bravo!'s Master Distribution Agreement with CCE by the summer of 2006.

To secure the production commitments, as well as the right of first refusal for Jasper's additional production capacity going forward, Bravo! has paid a one time equipment mobilization payment of $2.7 million to Jasper. The agreement incorporates per unit monetary penalties for both unused capacity by Bravo! and any production shortfall by Jasper.

Section 9.01 -Exhibits

10.1  Jasper Manufacturing Agreement

99.1  Press Release


                                 Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.

Date: January 9, 2005                  By: /s/ Roy D. Toulan, Jr.
                                           -------------------------------
                                           Roy D. Toulan, Jr.,
                                           Vice President, General Counsel


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